                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                 SYNOPSYS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 28, 1997

To the Stockholders of Synopsys, Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Synopsys, Inc., a Delaware corporation (the "Company"), will be held on Friday, February 28, 1997, at 4:00 p.m., local time, at the Company's principal executive offices at 700 East Middlefield Road, Mountain View, California 94043, for the following purposes:

        1. To elect six directors to serve for the ensuing year or until their successors are elected.

        2. To approve an amendment to the Company's 1994 Non-Employee Directors Stock Option Plan to increase the number of options to purchase shares of Common Stock granted to non-employee directors who are re-elected to the Board of Directors from 5,000 shares per year to 8,000 shares per year.

        3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for fiscal year 1997.

        4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on January 9, 1997 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the envelope enclosed. Any stockholder attending the meeting may vote in person even if he or she has previously returned a Proxy.

                                          Sincerely,

                                                      [LOGO]

                                          Harvey C. Jones, Jr.

                                          CHAIRMAN OF THE BOARD

Mountain View, California
January 14, 1997

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                     [LOGO]

                           700 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043

                             ---------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 28, 1997

                             ---------------------

                              GENERAL INFORMATION

    The enclosed proxy is solicited on behalf of the Board of Directors of Synopsys, Inc., a Delaware corporation ("Synopsys" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on February 28, 1997 at the Company's principal executive offices, 700 East Middlefield Road, Mountain View, California 94043.

    These proxy solicitation materials were mailed on or about January 14, 1997 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Beacon Hill Partners, Inc. to assist in the solicitation of proxies, for which it will receive a fee from the Company of approximately $2,500 plus out-of-pocket expenses. In addition, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, telecopy or telegram. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

REVOCABILITY OF PROXIES

    Any person giving a proxy has the power to revoke it at any time before its use by delivering to the Company's principal executive offices a written notice of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the Annual Meeting and voting in person.

RECORD DATE, VOTING AND SHARE OWNERSHIP

    Stockholders of record on January 9, 1997 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 41,033,558 shares of the Company's common stock, $.01 par value ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding.

    Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder of record as of the close of business on January 9, 1997. The holders of a majority of the shares issued and outstanding, represented in person or by proxy, shall constitute a quorum. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder who abstains on any or all matters will be deemed present at the meeting for quorum purposes, but will be deemed not to have voted in favor of the particular matter (or matters) as to which the stockholder has abstained. In the event a nominee (such as a brokerage firm) that is holding shares for a beneficial owner does not receive instructions from such beneficial owner as to how to vote those shares on certain matters and does not have discretionary authority to vote on those matters, then the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such other matters (a so-called "non-vote").

NOTE REGARDING SHARE-RELATED DATA

    On September 8, 1995, the Company effected a two-for-one stock split in the form of a stock dividend. All references to numbers of shares appearing in this Proxy Statement have been adjusted to reflect such stock dividend.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                      PROPOSAL ONE--ELECTION OF DIRECTORS

    The Bylaws of the Company provide that the Board of Directors shall consist of not fewer than five and not more than eight persons; within that range, the Board has set the number of directors at six persons. At the Annual Meeting, six directors are to be elected to serve until the Company's next Annual Meeting or until their successors are elected and qualified. The Board of Directors has selected six nominees, all of whom are current directors of the Company. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below. The six candidates receiving the highest number of affirmative votes of the shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OR UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED.

NOMINEES

    Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of December 31, 1996.

                                                                                        YEAR FIRST
                                                                                          ELECTED
NAME                                                                         AGE         DIRECTOR
-----------------------------------------------------------------------      ---      ---------------
Harvey C. Jones, Jr....................................................          43        1988
Aart J. de Geus........................................................          42        1986
Deborah A. Coleman.....................................................          43        1995
William W. Lattin......................................................          56        1995
A. Richard Newton......................................................          45      1987;1995
Steven C. Walske.......................................................          44        1991

BACKGROUND OF DIRECTORS

    Harvey C. Jones, Jr. joined the Company in December 1987, has been serving as Chairman of the Board since December 1992 and was first elected as a Director in 1988. He served as Chief Executive Officer from December 1987 until January 1994. Prior to joining Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a CAE company he co-founded in 1981. From

1974 to 1981, Mr. Jones was employed by Calma Company, a CAD company, where his last position was Vice President, Business Development. Mr. Jones holds a B.S. in mathematics and computer sciences from Georgetown University, and an M.S. in management from the Massachusetts Institute of Technology. Mr. Jones is a director of Remedy Corporation, a developer of client/server software.

    Dr. Aart J. de Geus co-founded the Company in December 1986, currently serves as President and Chief Executive Officer and has served as a Director since 1986. He served as President from December 1992 until January 1994. Prior to December 1992, Dr. de Geus served as Chairman of the Board and Senior Vice President, Marketing of the Company. Prior to his appointment as Senior Vice President, Marketing, Dr. de Geus served as the Company's Senior Vice President, Engineering. From 1982 to 1986, Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group. Dr. de Geus holds an M.S.E.E. from the Swiss Federal Institute of Technology in Lausanne, Switzerland, and a Ph.D. in electrical engineering from Southern Methodist University.

    Deborah A. Coleman has been a Director of the Company since November 1, 1995. Ms. Coleman has been Chairman and Chief Executive Officer of Merix Corporation, a manufacturer of printed circuit boards, since May 1994, when it was spun off from Tektronix, Inc. Ms. Coleman joined Merix from Tektronix, a diversified electronics corporation, where she served as Vice President of Materials Operations, responsible for worldwide procurement, distribution, component engineering and component manufacturing operations. Prior to joining Tektronix in November 1992, Ms. Coleman was with Apple Computer, Inc. for eleven years, where she held several executive positions, including Chief Financial Officer, Chief Information Officer and Vice President of Operations. She is a director of Octel Communications, a manufacturer of voice messaging systems.

    Dr. William W. Lattin is an Executive Vice President of the Company and has been a Director of the Company since July 28, 1995. Dr. Lattin joined the Company in February 1994 in connection with the Company's merger with Logic Modeling Corporation ("LMC"). From October 1994 to July 1995 he served as the Company's Senior Vice President, Corporate Marketing, and from February 1994 until October 1994 Dr. Lattin served as Senior Vice President, Logic Modeling Group. From December 1992 to February 1994, Dr. Lattin served as President, Chief Executive Officer and Director of LMC, and from May 1992 to December 1992 he served as Chairman of the Board and Chief Executive Officer of LMC. From 1986 to May 1992, Dr. Lattin served as Chairman of the Board of Directors, President and Chief Executive Officer of Logic Automation Incorporated, a predecessor of LMC. Dr. Lattin holds a B.S.E.E. and an M.S.E.E. from the University of California at Berkeley, and a Ph.D. in Electrical Engineering from Arizona State. Dr. Lattin is also a Director of RadiSys Corporation, a supplier of embedded computers as well as a Trustee of The Oregon Graduate Institute.

    Dr. A. Richard Newton has been a Director of the Company since January 5, 1995. Previously, Dr. Newton was a Director of the Company from January 1987 to June 1991. Dr. Newton has been a Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1979. Since 1988, Dr. Newton has acted as a Venture Partner with the Mayfield Fund, a venture capital partnership, and has contributed to the evaluation and development of over a dozen new companies. From November 1994 to July 1995 he was acting President and Chief Executive Officer of Silicon Light Machines, a private company which is developing display systems based on the application of micromachined silicon light-valves.

    Steven C. Walske has been a Director of the Company since December 1991. Mr. Walske has been Chairman and Chief Executive Officer and a director of Parametric Technology Corporation ("Parametric"), a supplier of software products for mechanical computer-aided engineering, since August 1994. From December 1986 to July 1994 Mr. Walske was President and Chief Executive Officer of Parametric. Mr. Walske is also a director of Videoserver, Inc., a supplier of network conference servers, Cascade

Communications Corp., which makes broadband data communications equipment, and Object Design Inc., which makes object data management software.

    There are no family relationships among executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

    During fiscal year 1996, the Board of Directors held four meetings and acted by unanimous written consent on one occasion. During such year the Board of Directors had an Audit Committee and a Compensation Committee. The Board had a Plan Administrators Committee until November 1, 1995, when the functions of the Plan Administrators Committee were consolidated into the Compensation Committee.

    The Audit Committee currently consists of two directors, Ms. Coleman and Dr. Newton. Ms. Coleman has served on the Committee since November 1, 1995, when she was elected as a director. Mr. Robert Kagle served on the Audit Committee from October 1, 1995 until March 1, 1996, when his term as a director expired. Dr. Newton served on the Audit Committee from October 1, 1995 to November 1, 1995 and from July 25, 1996 through the end of the fiscal year. The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held four meetings during the last fiscal year.

    The Compensation Committee currently consists of three directors, Mr. Walske, Dr. Newton and Ms. Coleman. During fiscal year 1996, Mr. Walske and Dr. Newton served as members of the Committee for the full year. Ms. Coleman served on the Committee from November 1, 1995, when she was elected as a director, through the end of the fiscal year. The Compensation Committee is primarily responsible for reviewing and approving the Company's general compensation policies, setting compensation levels for the Company's executive officers and administering the Company's 1992 Stock Option Plan (the "1992 Plan"), Employee Stock Purchase Plan, International Employee Stock Purchase Plan and 401(k) Savings Plan. The Committee held five meetings during fiscal year 1996 and acted by unanimous written consent on six occasions.

    The Company currently has no standing Nominating Committee. Nominations for election of directors at the Annual Meeting were made by the full Board of Directors of the Company.

    During fiscal year 1996, no director attended fewer than 75% of the meetings of the Board of Directors and Committees of the Board on which such director served.

DIRECTORS' COMPENSATION

    Each non-employee Board member is paid $3,000 ($2,500 prior to May 1, 1996) plus certain expenses for each Board Meeting attended. Board members receive no compensation for attending meetings of Board Committees.

    In addition, non-employee Board members receive automatic option grants under the 1994 Non-Employee Directors Stock Option Plan (the "Directors Plan"). As of the date of this Proxy there were three non-employee Board members eligible to participate in the Directors Plan. Under the Directors Plan each eligible non-employee Board member will automatically be granted, at the time of his or her initial election or appointment to the Board, a non-statutory option to purchase 20,000 shares of Common Stock (unless such member was previously an employee of the Company). On the date of each annual stockholders meeting each individual re-elected as a non-employee Board member at the annual meeting will automatically be granted a non-statutory option to purchase 5,000 shares of Common Stock. Proposal Two in this proxy is a proposed amendment to the Directors Plan to increase the annual option grant to 8,000 shares.

    A total of 225,000 shares has been reserved for issuance under the Directors Plan. The exercise price per share of Common Stock subject to each automatic option grant is equal to one hundred percent (100%) of the fair market value per share on the automatic grant date. The options have a maximum term of 10 years, measured from the grant date, subject to earlier termination upon cessation of service as a director.

    Options granted under the Directors Plan are immediately exercisable for shares, but any shares purchased are subject to repurchase by the Company at the exercise price until the recipient's right in such shares vests. The initial automatic grant for 20,000 shares made to each non-employee Board member vests, and the Company's repurchase right relating thereto lapses, in a series of four successive equal installments on the date immediately prior to each of the first four annual meetings of stockholders following the grant date of that option, provided the optionee continues in Board service through each such vesting date. Each annual automatic grant vests in full, and the Company's repurchase right relating thereto lapses, on the date immediately prior to the fourth annual meeting of stockholders following the grant date of that option, provided the optionee continues in Board service through such vesting date.

    Notwithstanding the preceding paragraph, options granted under the Directors Plan shall automatically vest upon the occurrence of certain corporate transactions, including certain mergers or changes in control of the Company or the sale of all or substantially all of the Company's assets. In the event of a hostile tender offer for securities possessing more than 50% of the Company's outstanding voting power, options granted under the Directors Plan and held for more than six months may be surrendered for a cash distribution equal to the excess of the tender offer price over the exercise price of the options.

    During fiscal year 1996, an automatic grant of options to purchase 20,000 shares of Common Stock was made to Ms. Coleman on November 1, 1995, at an exercise price of $35.50 per share. Mr. Walske, Dr. Newton and Ms. Coleman each received automatic grants of options to purchase 5,000 shares of Common Stock on March 1, 1996, at an exercise price of $33.75. In connection with the 1997 Annual Stockholders Meeting, and subject to shareholder approval of Proposal Two, Mr. Walske, Dr. Newton and Ms. Coleman each will receive automatic grants of options to purchase 8,000 shares of Common Stock.

    During fiscal year 1996, Dr. Newton earned $17,000 for consulting services provided to the Company. Under the Company's agreement with Dr. Newton, at the Company's request, Dr. Newton provides advice as to industry and competitive developments and market conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 2, 1996 by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the "Executive Compensation--SUMMARY COMPENSATION TABLE" on page 7 (the "Named Executive Officers") and (iv) all directors and current executive officers as a group.

                                                                                            SHARES OF COMMON STOCK
                                                                                            BENEFICIALLY OWNED (1)
                                                                                           -------------------------
                                                                                                        PERCENTAGE
DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT STOCKHOLDERS                                  NUMBER      OWNERSHIP
-----------------------------------------------------------------------------------------  ----------  -------------
Putnam Investment Management ............................................................   3,786,856(2)       8.90%
  Boston, MA 02109-2137

T. Rowe Price Associates, Inc. ..........................................................   3,366,200(2)       7.91%
  Baltimore, MD 21202-1008

J. & W. Seligman & Co., Inc. ............................................................   2,861,562(2)       6.73%
  New York, NY 10017-5598

Warburg, Pincus Counsellors, Inc. .......................................................   2,202,800(2)       5.18%
  New York, NY 10017-3147

Aart J. de Geus..........................................................................     409,184(3)       1.00%

William W. Lattin........................................................................     170,745           *

Chi-Foon Chan............................................................................     139,092           *

Harvey C. Jones Jr.......................................................................     105,041           *

Prakash Bhalerao.........................................................................      86,926           *

Alain J. Labat...........................................................................      72,774           *

David C Bullis...........................................................................      37,514           *

A. Richard Newton........................................................................      25,078           *

Deborah A. Coleman.......................................................................      25,000           *

Steven C. Walske.........................................................................      15,199           *

All directors and executive officers as a group (15 persons).............................   1,174,671(3)       2.88%

------------------------

 *  Less than 1%

(1) Includes shares subject to stock options that are currently exercisable or will become exercisable within 60 days after December 2, 1996.

(2) Based on information obtained from publicly available filings with the Securities and Exchange Commission as of September 1996.

(3) Excludes 11,000 shares held by Dr. de Geus' spouse, and as to which he disclaims beneficial ownership.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose compensation for fiscal year 1996 exceeded $100,000, for services rendered in all capacities to the Company during the last three fiscal years.

                                                   ANNUAL COMPENSATION                     LONG-TERM
                                     -----------------------------------------------      COMPENSATION
                                                                      OTHER ANNUAL     SECURITIES AWARDS
                                                                    COMPENSATION (1)   UNDERLYING OPTIONS        ALL OTHER
NAME AND POSITION                    YEAR  SALARY($)    BONUS($)          ($)                 (#)           COMPENSATION ($)(2)
-----------------------------------  ----  ----------   ---------   ----------------   ------------------   -------------------
Aart J. de Geus                      1996   260,000      240,000        --                  120,000                2,517
  President and                      1995   230,000      190,277        --                  --                     1,488
  Chief Executive Officer            1994   229,423       81,075        --                  120,000                   --

Alain J. Labat                       1996   165,000      183,618         97,196              25,000                2,700
  Sr. Vice President                 1995   155,000       72,050        260,130              30,000                1,603
  Worldwide Field Operations         1994   149,808       92,702         74,660              40,000                   --

Chi-Foon Chan                        1996   224,138      153,930        --                   35,000                3,122
  Executive Vice President;          1995   200,000      146,199        --                   24,000                2,082
  Sr. Vice President,                1994   174,521       61,863        --                   40,000                   --
  Design Tools Group and
  Design Reuse Group (4)

David C. Bullis                      1996   187,000      127,134        --                   25,000                2,719
  Sr. Vice President                 1995   175,000      105,402        --                   40,000                1,678
  Verification Systems Group         1994   149,792       80,807        --                   18,928                   --

Prakash Bhalerao(4)                  1996   187,000      125,373        --                  --                     3,122
  Sr. Vice President                 1995    58,857      707,804(3)     --                  129,166                1,184
  Design Reuse Group                 1994     --           --           --                  --                        --

------------------------------

(1) "Other Annual Compensation" includes the following: (i) commissions of $97,196, $252,930, and $67,460 earned by Mr. Labat for fiscal years 1996, 1995 and 1994, respectively; (ii) car allowances of $7,200 for Mr. Labat for fiscal years 1995 and 1994.

(2) Amounts in this column reflect premiums paid for group term life insurance and Company 401(k) contributions.

(3) Includes a bonus of $600,000 paid in connection with the Company's acquisition of Silicon Architects in May 1995.

(4) Effective October 1, 1996, Mr. Bhalerao ceased to act as Sr. Vice President of the Design Reuse Group, and Dr. Chan was appointed to such office.

STOCK OPTION TABLE

    The table on the following page sets forth further information regarding individual grants of options for the Company's Common Stock during fiscal year 1996 for each of the Named Executive Officers. All grants for each of the Named Executive Officers were made pursuant to the 1992 Plan. In accordance with the rules of the Securities and Exchange Commission ("SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 0%, 5%, and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

    No stock appreciation rights were granted to such officers during the 1996 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                              ASSUMED ANNUAL RATES OF STOCK
                             NUMBER OF        PERCENT OF TOTAL                                PRICE APPRECIATION FOR OPTION
                            SECURITIES         OPTIONS GRANTED     EXERCISE OR                          TERM ($)
                            UNDERLYING          TO EMPLOYEES       BASE PRICE    EXPIRATION  -------------------------------
NAME                    OPTIONS GRANTED (1)    FISCAL 1996 (%)      ($/SHARE)       DATE        0%         5%         10%
----------------------  -------------------  -------------------  -------------  ----------  ---------  ---------  ---------
Aart J. de Geus.......         120,000                 5.47             35.50     11/1/05        0      2,679,091  6,789,343
Alain J. Labat........          25,000                 1.14             35.50     11/1/05        0        558,144  1,414,446
Chi-Foon Chan.........          35,000                 1.60             35.50     11/1/05        0        781,402  1,980,225
David C. Bullis.......          25,000                 1.14             35.50     11/1/05        0        558,144  1,414,446
Prakash Bhalerao......              --                   --                --            --         --         --         --

------------------------------

(1) These options become exercisable ratably in a series of monthly installments over a four-year period from the grant date, assuming continued service to the Company, subject to acceleration under certain circumstances involving change in control of the Company. Each option has a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of service.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth, for each of the Named Executive Officers, each exercise of stock options during fiscal year 1996 and the year-end value of unexercised options.

    No stock appreciation rights were exercised during such fiscal year by the Named Executive Officers, and except for limited stock appreciation rights granted to certain executive officers prior to fiscal year 1996 which form part of the outstanding stock options held by those officers, no stock appreciation rights were outstanding at the end of that fiscal year.

                                                                NUMBER OF UNEXERCISED       VALUE OF IN-THE-MONEY
                                  SHARES          VALUE           OPTIONS AT FY-END:      OPTIONS AT FY-END: ($)(2)
                                 ACQUIRED        REALIZED     --------------------------  --------------------------
NAME                            ON EXERCISE       ($)(1)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------  -------------  --------------  -----------  -------------  -----------  -------------
Aart J. de Geus..............       20,000         537,250        58,500       147,500     1,195,266     2,459,297
Alain J. Labat...............        4,000         152,750        70,000        52,918     2,113,040       958,727
Chi-Foon Chan................       17,500         669,281       123,790        53,710     4,330,165       933,129
David C. Bullis..............       28,206         556,478        11,458        53,006       197,418     1,015,014
Prakash Bhalerao.............       51,450       1,788,745        15,625        62,091       290,039     1,879,620

------------------------------

(1) Market value at exercise less exercise price.

(2) Market value of underlying securities at year-end ($46.00) minus the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE OF
  CONTROL AGREEMENTS

    On May 10, 1995, the Company entered into a three year employment and noncompetition agreement with Mr. Prakash Bhalerao (the "Employment Agreement") in order to retain his services after the acquisition of Silicon Architects. Under the agreement, Mr. Bhalerao received an initial bonus and award of stock options. For fiscal year 1995, Mr. Bhalerao received a base salary of $175,000 per year and a bonus, based on the performance of Silicon Architects, of $107,804. For fiscal year 1996, Mr. Bhalerao's base salary and bonus were determined in accordance with the Company's regular executive compensation policies, and are reported under the SUMMARY COMPENSATION TABLE on page 7. In November 1996, the Company and Mr. Bhalerao entered into an agreement amending the Employment Agreement, under which Mr. Bhalerao's employment with the Company terminated on December 31, 1996 and the Company agreed not to repurchase shares that Mr. Bhalerao has the right to acquire through the early exercise of certain options. In addition, the agreement confirmed that Mr. Bhalerao's covenant not to compete with the Company will remain in effect for its original term.

    Under the 1992 Plan, in the event of certain changes in the ownership or control of the Company involving a "Corporate Transaction," which includes an acquisition of the Company by merger or asset sale, all outstanding options under the 1992 Plan will automatically become exercisable, unless the option is assumed by the successor corporation (or parent thereof) or replaced by a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof).

    In addition, in the event of a successful hostile tender offer for more than 50% of the Company's outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership, the Compensation Committee has the authority to provide for the acceleration of vesting of the shares of Common Stock subject to outstanding options under the 1992 Plan.

REPORT OF THE COMPENSATION COMMITTEE

    The following is the Report of the Compensation Committee of the Board of Directors describing the compensation policies, and the rationale therefor, with respect to the compensation paid to the Company's executive officers for fiscal year 1996.

PURPOSE OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures.

COMMITTEE STRUCTURE

    During the 1996 fiscal year, the Committee was made up of three independent, non-employee members of the Board of Directors. Steven C. Walske and Dr. A. Richard Newton served as members of the Committee for the full year. Deborah Coleman served as a member of the Committee from November 1, 1995 through the end of the fiscal year. The Committee met during the first quarter of the fiscal year to set executive officer salaries and bonus plans. Ms. Coleman joined the Committee after such meeting and did not participate in such determination.

OBJECTIVES OF THE COMPENSATION PROGRAM

    The objectives of the compensation program as established by the Committee are: (1) to provide a means for the Company to attract and retain high-quality executives; (2) to tie executive compensation directly to the Company's business and performance objectives; and (3) to reward outstanding individual performance that contributes to the long-term success of the Company.

ELEMENTS OF COMPENSATION

    Each executive officer's compensation package is comprised of three elements: (1) base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group;
(2) annual bonus plan compensation payable in cash and tied to the achievement of financial performance goals and specific individual performance objectives established by the Chief Executive Officer for his direct reports, and by the Committee for the Chief Executive Officer and the Chairman of the Board; and (3) long-term stock-based incentive compensation which emphasizes a focus on Company growth and increased stockholder value.

    BASE COMPENSATION. The base compensation for each executive officer is determined using an analysis of competitive salary ranges provided by an independent compensation survey firm which focuses on software and related companies similar in size and business that compete with Synopsys in the recruitment and retention of senior personnel.

    For purposes of the stock price performance graph which appears later in this Proxy Statement, the Company has selected the S&P Technology Sector Index as the industry index. Some of the companies which the Committee surveyed as part of the peer group for comparative compensation purposes are included in that index. The S&P Technology Sector Index also includes a significant number of companies that are of greater size than the Company, that participate in different industries than the Company or are located in different regions from the Company, and use of index companies alone would have incorrectly affected compensation comparisons. In selecting additional companies to survey for such compensation purposes, the Committee reviewed the Radford Survey of competitive salaries in the high technology sector and focused primarily on whether those companies were actually competitive with the Company in seeking executive talent. Consequently, the additional companies included in the compensation comparison survey did not necessarily form a part of the S&P Technology Sector Index.

    The Committee considered the following factors in determining base compensation: (1) salary levels for comparable positions in the compensation comparison group; (2) each executive's performance relative to corporate, business group (if applicable) and individual objectives; and (3) each executive's responsibility level and financial and strategic objectives for the subsequent year. The base compensation for the majority of the executive officers of the Company for fiscal year 1996 was approximately equal to, or was below, the mean compensation for executive officers at companies in the compensation comparison group with which the Company competes for talent.

    ANNUAL BONUS PLAN COMPENSATION. The Company's fiscal year 1996 bonus plan provided for incentive bonus compensation to all officers and a number of key employees based on the achievement of specific corporate performance targets established at the beginning of the fiscal year relating to orders, operating income and, for business groups, contribution margin. An executive officer may receive additional compensation based on a qualitative assessment of his or her performance by the Chief Executive Officer, in consultation with the Board of Directors. For fiscal year 1996, a bonus formula was established such that achievement of planned orders, operating income and, where applicable, contribution margin would result in a specified bonus level. For performance levels over or under plan, the bonus compensation amount would increase or decrease proportionately. For fiscal year 1996, accepted orders were significantly above and operating income slightly below the established targets, and contribution margin varied by business unit. Bonus compensation (except for the qualitative component) was determined according to the compensation formula established at the beginning of the year. Total Bonus Compensation for the Named Executive Officers is shown in the SUMMARY COMPENSATION TABLE on page 7. The Committee believes that these levels of compensation are a fair reflection of the performance of the named individuals.

    The Company's incentive bonus compensation structure was reviewed for fiscal year 1997 and revised to include specific corporate performance targets relating to accepted orders, revenue, individual performance and operating margin (or, for individual business groups, contribution margin).

    LONG-TERM INCENTIVE COMPENSATION. Long-term compensation provided to the Company's executives has been in the form of stock options. The Committee believes that equity-based compensation closely aligns the interests of executive officers with those of stockholders by providing an incentive to manage the Company with a focus on long-term strategic objectives set by the Board of Directors relating to growth and stockholder value. Stock options are granted under the Company's 1992 Stock Option Plan according to a matrix which takes into account the Company's long-term objectives for maintaining and expanding technological leadership through product development and growth, the executive's responsibility level, expected Company performance, comparison with comparable awards to individuals in similar positions in the industry, and the executive's existing holdings of unvested stock options. However, the Committee does not strictly adhere to these factors in all cases and will vary the size of the grant made to each executive officer as the particular circumstances warrant. Each grant allows the officer to acquire shares of the Company's Common Stock at the fair market value in effect on the date of grant over a specified period of time up to 10 years.

    The options vest in a series of installments over a four-year period, contingent upon the executive's continued employment with the Company. Accordingly, the option will provide a return to the executive only if he or she remains in the Company's employ, and then only if the market price of the Common Stock appreciates over the option term. Subsequent grants may be made to officers when the Committee believes that the officer has demonstrated greater potential, achieved more than originally expected, or assumed expanded responsibilities. Additionally, subsequent grants may be made to remain competitive with similar companies.

    The Committee concluded that the strategic objectives for fiscal year 1996 set by the Board of Directors were achieved by the executive officers and that their performance warrants the level of long-term compensation awarded them as set forth in the SUMMARY COMPENSATION TABLE on page 7. The Committee will reexamine long-term compensation levels each year.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Compensation for the Chief Executive Officer is determined by a process similar to that discussed above for executive officers. Dr. de Geus' base compensation for fiscal year 1996 was established by the Committee in November 1995. Dr. de Geus' base compensation remained below the mean base compensation for the chief executive officers in the compensation comparison group with which the Company competes for executives.

    The Committee also established Dr. de Geus' individual bonus plan for the fiscal year by establishing a formula based on accepted orders and operating income. For performance levels over or under plan, the bonus compensation amount would increase or decrease proportionately. Dr. de Geus was also eligible for an additional bonus based on a qualitative assessment of his performance by the Board of Directors. For fiscal year 1996, accepted orders were significantly above and operating income slightly below the established targets. Bonus compensation (except for the qualitative component) was determined according to the compensation formula established at the beginning of the year. Dr. de Geus' total bonus compensation is shown in the SUMMARY COMPENSATION TABLE on page 7, and reflects receipt of the full discretionary bonus amount by the Board. The Committee believes that this level of compensation is a fair reflection of Dr. de Geus' performance for the year.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The cash compensation to be paid to the Company's executive officers for fiscal year 1996 is not expected to exceed the $1 million limit per officer on the tax deductibility of such compensation under the Internal Revenue Code. Under the Company's 1992 Stock Option Plan, compensation deemed paid to an executive officer when he or she exercises an outstanding option under the Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

                                          COMPENSATION COMMITTEE
                                          Steven C. Walske
                                          A. Richard Newton
                                          Deborah Coleman

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee or the Plan Administrators Committee was at any time during the 1996 fiscal year or at any other time an officer or employee of the Company. As described on page 5, Dr. Newton served as a consultant to the Company during fiscal year 1996.

    No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company's Board of Directors or the Compensation Committee or the Plan Administrators Committee.

PERFORMANCE GRAPH

    The following graph compares the cumulative total return to stockholders of the Company's Common Stock since February 26, 1992 (the date the Company first became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended) to the cumulative total return since January 31, 1992 of (1) the S&P 500 Index and (2) the S&P Technology Sector Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the other indexes, and reinvestment of all dividends).

                COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*
                    AMONG SYNOPSYS, INC., THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                 S & P TECHNOLOGY
                SYNOPSYS, INC.     S & P 500          SECTOR
     2/26/92         100              100              100
        9/92         164              104               95
        9/93         264              118              115
        9/94         251              122              133
        9/95         342              159              210
        9/96         513              191              258

*   $100 INVESTED ON 02/26/92 IN STOCK OR
    ON 01/31/92 IN INDEX -
    INCLUDING REINVESTMENT OF DIVIDENDS.
    FISCAL YEAR ENDING SEPTEMBER 30.

                    PROPOSAL TWO--AMENDMENT TO THE COMPANY'S
                 1994 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

    The Board of Directors is requesting stockholder approval of an amendment to the Company's 1994 Non-Employee Director Stock Option Plan to increase the number of options to purchase shares of Common Stock granted to non-employee directors who are re-elected to the Board of Directors from 5,000 shares per year to 8,000 shares per year.

    The Directors Plan is designed to serve as an equity incentive program to attract and retain highly-qualified individuals with substantial experience in the industry to serve as non-employee members of the Board. The Board believes that an increase in the annual grant to non-employee directors is warranted so that the Company provides compensation to directors that is comparable to that being provided by other Silicon Valley software companies.

    The Board of Directors believes that the proposed amendment is in the best interests of the Company, its stockholders and its employees. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL TWO.

                         DESCRIPTION OF DIRECTORS PLAN

    The following is a summary of the principal features of the Directors Plan. The summary, however, does not purport to be a complete description of all of the provisions of the Directors Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Company's Secretary at the Company's executive offices.

PLAN ADMINISTRATION

    The terms and conditions of each automatic option grant (including the timing and pricing of the option grant) will be governed by the express terms and conditions of the Directors Plan, and neither the Board nor any Committee of the Board will exercise any discretionary functions with respect to such option grants.

ISSUABLE SHARES

    Under the Directors Plan, 225,000 shares of Common Stock have been reserved for issuance and may be drawn from the Company's authorized but unissued shares of Common Stock, including shares repurchased by the Company. The share reserve automatically increases by 25,000 shares on the first trading day of each calendar year. As of December 2, 1996, options in respect of 65,000 shares were outstanding under the Directors Plan and options in respect of 155,000 shares were available for issuance.

    Upon expiration or termination of an outstanding option for any reason prior to exercise in full, the shares subject to the portion of each option not so exercised will be available for subsequent option grants. Shares issued under the Directors Plan, whether or not such shares are subsequently repurchased by the Company and shares subject to any option or portion thereof surrendered in accordance with the cash-out provisions of the Directors Plan will reduce on a share-for-share basis the number of shares of Common Stock available for subsequent option grants.

    In the event of any change in the Common Stock issuable under the Directors Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, then, in order to prevent the dilution or enlargement of the rights and benefits under each option, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Directors Plan, (ii) the number and/or class of securities by which the share reserve is to increase automatically each calendar year, (iii) the number and/or class of securities for which automatic option grants are to be subsequently made to each newly-elected or continuing non-employee Board member and (iv) the number and/or class of securities and exercise price per share under each outstanding option.

ELIGIBILITY FOR GRANTS

    Under the Directors Plan, grants are made to non-employee directors upon their initial election to the Board and upon their re-election as non-employee Board members. A non-employee Board member who has previously been an employee of the Company will not be eligible to receive an automatic option grant upon his or her initial election or appointment to the Board, but will be eligible to receive annual option grants. As of January 14, 1997, there were three non-employee Board members eligible to participate in the Directors Plan.

OPTION GRANTS

    Upon the initial election of a non-employee Board member, such member is automatically granted an option to purchase 20,000 shares of Common Stock. During fiscal year 1996, such a grant was made to Ms. Coleman on November 1, 1995.

    In addition, under the current terms of the Directors Plan, on the date of each annual stockholders meeting, each individual re-elected as a non-employee Board member at the annual meeting will automatically be granted a non-statutory option to purchase 5,000 shares of Common Stock. Mr. Walske, Dr. Newton and Ms. Coleman each received such a grant in connection with their re-election to the Board at the 1996 annual meeting. If this Proposal Two is adopted, the annual automatic grant will be increased to 8,000 shares. Assuming adoption of this Proposal, Mr. Walske, Dr. Newton and Ms. Coleman will each receive an option for 8,000 shares if they are re-elected to the Board at the Annual Meeting. There is no limit on the number of such annual option grants that any one non-employee Board member may receive over his or her period of continued Board service.

PRICE, VESTING AND EXERCISABILITY

    The exercise price per share of Common Stock subject to each automatic option grant will be equal to 100% of the fair market value per share of the Common Stock on the grant date, which is deemed to be equal to the closing selling price per share of Common Stock on the grant date, as reported on the Nasdaq Stock Market. On December 2, 1996 the fair market value per share was $46.125.

    Each automatic grant will be immediately exercisable for any or all of the option shares. Any shares purchased under such options will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting of those shares.

    Upon exercise of the option, the option price for the purchased shares will become immediately payable in cash or in shares of Common Stock valued at fair market value on the date of exercise. For vested shares the option may also be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the aggregate option price payable for the purchased shares plus all applicable withholding taxes.

    The initial automatic grant of 20,000 shares vests in a series of four successive equal installments on the date immediately prior to each of the first four annual stockholders' meetings following the grant date of that option, provided the optionee continues in Board service through that vesting date.

    Each annual 5,000-share automatic grant (8,000-share if this Proposal Two is adopted) will vest in full on the date immediately prior to the fourth annual stockholders' meeting following the grant date of that option, provided the optionee continues in Board service through that vesting date.

    The options have a maximum term of ten years, measured from the grant date.

TERMINATION OF BOARD SERVICE

    Should the optionee cease to serve as a Board member for any reason (other than death or disability) while holding one or more automatic option grants, then that individual will have a six-month period following the date of such cessation of Board service in which to exercise each such option for any or all of the option shares in which he or she is vested at the time of cessation of Board service.

SPECIAL ACCELERATION EVENTS

    In the event the Company is acquired by a merger or asset sale, the shares of Common Stock at the time subject to each outstanding automatic grant but not otherwise vested will vest in full so that each such option will, immediately prior to the specified effective date for such acquisition, become exercisable for fully-vested shares. Immediately following the consummation of the acquisition, each automatic option grant will terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company.

    In connection with any hostile take-over of the Company, whether effected by a tender offer for securities possessing more than 50% of the Company's outstanding voting power or by a change in the majority of the Board resulting from one or more contested elections for Board membership, the shares of Common Stock at the time subject to each outstanding automatic grant but not otherwise vested will vest in full so that each such option will, immediately prior to the specified effective date for such take-over, become exercisable for fully-vested shares. Each such option will remain so exercisable until the expiration or sooner termination of the option term.

    Upon the successful completion of a hostile tender offer for securities possessing more than 50% of the Company's outstanding voting power, each optionee will have a thirty-day period in which to surrender to the Company each automatic option grant held by him or her for a period of at least six months. The optionee will in return be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the highest price paid per share of Common Stock in the tender offer, less the exercise price payable per share under the surrendered option.

    The automatic option grants will in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. However, the acceleration of vesting of the option shares upon an acquisition of the Company by merger or asset sale or upon a hostile takeover may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other effort to gain control of the Company.

AMENDMENT AND TERMINATION

    The Board of Directors may amend or modify the Directors Plan in any or all respects whatsoever. However, the provisions of the Directors Plan, together with the option grants outstanding thereunder, may not be amended at intervals more frequently than once every six months, other than to the extent necessary to comply with applicable Federal income tax laws and regulations. In addition, without the approval of the Company's stockholders, the Board may not (i) materially increase the maximum number of shares issuable under the Directors Plan, (ii) materially modify the eligibility requirements for participation, or
(iii) otherwise materially increase the benefits accruing to participants under the Directors Plan.

    The Directors Plan will terminate upon the earlier of (i) October 26, 2004 or (ii) the date on which all shares available for issuance under the Directors Plan are issued or canceled pursuant to the exercise or cash-out of the granted options. Each stock option outstanding at the time of a termination pursuant to clause (i) will remain in force in accordance with the provision of the instruments evidencing such grant.

TAX INFORMATION

    Options granted under the Directors Plan will be non-statutory options that are not intended to meet the requirements of Section 422 of the Internal Revenue Code. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the date of exercise over the exercise price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

    Special provisions of the Internal Revenue Code apply to the acquisition of unvested shares of Common Stock under a non-statutory option. These special provisions may be summarized as follows:

    If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original option exercise price in the event of the optionee's termination of Board service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as the optionee vests in the shares, an amount equal to the excess of (i) the fair market value of those shares on the vesting date over (ii) the option exercise price paid for such shares.

    The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (i) the option exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when he or she vests in such shares.

    The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option for the taxable year of the Company in which such ordinary income is recognized by the optionee.

PLAN BENEFITS TABLE

    The table below shows, as to each of the Named Executive Officers and the various indicated individuals and groups, the number of options on Common Stock of the Company granted under the Directors Plan from the beginning of fiscal year 1996 through December 1, 1996, together with the weighted average exercise price payable per share.

                                 PLAN BENEFITS
                                 DIRECTORS PLAN
                   (OCTOBER 1, 1995 THROUGH DECEMBER 1, 1996)

                                                                                  WEIGHTED
                                                                NUMBER OF     AVERAGE EXERCISE
NAME AND POSITION                                            OPTIONS GRANTED      PRICE ($)
-----------------------------------------------------------  ---------------  -----------------
Aart J. de Geus (1) .......................................        --                --
  President and Chief Executive Officer

Alain J. Labat (1) ........................................        --                --
  Sr. Vice President
  Worldwide Field Operations

Chi-Foon Chan (1)(2) ......................................        --                --
  Executive Vice President;
  Sr. Vice President,
  Design Tools Group and
  Design Reuse Group

David C. Bullis (1) .......................................        --                --
  Sr. Vice President
  Verification Systems Group

Prakash Bhalerao (1)(2) ...................................        --                --
  Sr. Vice President
  Design Reuse Group

Executive officers as a group (15 persons) ................        --                --

Non-employee directors as a group (3 persons) .............       35,000(3)           34.75

Non-executive officer employees as a group (1) ............        --                --

------------------------

(1) Employees of the Company are not eligible to participate in the Directors Stock Option Plan and are included in Table to satisfy reporting requirements.

(2) Effective October 1, 1996, Mr. Bhalerao ceased to act as Sr. Vice President of the Design Reuse Group, and Mr. Chan was appointed to such office.

(3) Represents 25,000 options for Ms. Coleman and 5,000 options for Dr. Newton and Mr. Walske, respectively.

                  PROPOSAL THREE--RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of KPMG Peat Marwick LLP, independent auditors, to audit the financial statements of the Company for fiscal year 1997. KPMG Peat Marwick LLP has audited the Company's consolidated financial statements since fiscal year 1992.

    A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

    In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Ratification of the appointment of KPMG Peat Marwick LLP requires the affirmative vote of a majority of the votes cast at a duly held stockholders meeting at which there is a quorum.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1997.

                             ADDITIONAL INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. Directors, officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of the Forms 3, 4 and 5 received by the Company and/or written representations from certain reporting persons that no Form 5s were required for such persons, the Company believes that each of its directors, officers and greater than ten percent beneficial owners during the fiscal year ended September 28, 1996 have complied with all filing requirements applicable to such person, except that in July 1996, Dr. Newton filed an amended Form 4 to reflect 78 shares he held in July 1995 but did not report on his Form 4 filed at that time.

ANNUAL REPORT

    A copy of the Annual Report of the Company for fiscal year 1996 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

    The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report, without charge, by writing to Paul Lippe, Secretary, at the Company.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

    The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting must be received by the Company no later than September 16, 1997 in order that they may be included in the proxy statement and proxy relating to that meeting.

                                          THE BOARD OF DIRECTORS

Dated: January 14, 1997

                                SYNOPSYS, INC.

             Annual Meeting of Stockholders, February 28, 1997
P
R       This Proxy is Solicited on Behalf of the Board of Directors of
O                               Synopsys, Inc.
X
Y The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held February 28, 1997 and the Proxy Statement and appoints Aart J. de Geus and A. Brooke Seawell, and each of them individually, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Synopsys, Inc. (the "Company") that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 700 East Middlefield Road, Mountain View, California on Friday, February 28, 1997 at 4:00 p.m. (the "Annual Meeting"), and at any adjournment or adjournments thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by the Proxy shall be voted in the manner as set forth on the reverse side.

          CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
                                                              SIDE

   X   PLEASE MARK
       VOTES AS IN
       THIS EXAMPLE

The Board of Directors recommends a vote FOR each of the directors listed below and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted FOR the election of the directors listed below and FOR the other proposals if no specification is made.


1. To elect the following directors       2. To amend the Company's 1994 Non-Employee            FOR AGAINST ABSTAIN
   to serve for the ensuing year:            Director Stock Option Plan to increase the number
   NOMINEES: Harvey C. Jones Jr.,            of options to purchase shares of Common Stock         /  /  /  /  /  /
   Aart J. de Geus, Deborah A. Coleman,      granted to non-employee directors who are
   William W. Lattin, A. Richard Newton,     re-elected to the Board from 5,000 to 8,000
   Steven C. Walske                          shares per year.

      FOR          WITHHELD               3. To ratify the appointment of KPMG Peat Marwick LLP  FOR AGAINST ABSTAIN
     /   /          /   /                    as independent auditors of the Company for the
                                             current fiscal year ending September 27, 1997.        /  /  /  /  /  /

                                          4. To transact such other business as may properly
                                             come before the meeting or any adjournment or
                                             adjournments thereof.

                                         MARK HERE
                                         FOR ADDRESS /    /
--------------------------------         CHANGE AND  /    /
For all nominees except as noted above   NOTE BELOW

Please sign exactly as name appears above.
When shares are held by joint tenants both
should sign. When signing as an attorney,
executor, administrator, trustee or guardian,
please give full title as such. If a
Corporation, please sign in full corporate name       Please sign your name:
by the President or other authorized officer.
If a partnership, please sign in partnership          Signature:----------------------------------Date------------
name by an authorized person.                         Signature:----------------------------------Date------------